CREDIT AGREEMENT

between

EVEREST REINSURANCE HOLDINGS, INC.,

THE LENDERS NAMED HEREIN,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

$150,000,000 Senior Revolving Credit Facility

Lead Arranger and Sole Book-Runner:
WACHOVIA CAPITAL MARKETS, LLC

Dated as of October 10, 2003

TABLE OF CONTENTS

                                                RECITALS                                                                                                                                                      PAGE

ARTICLE I

DEFINITIONS

1.1	Defined Terms	1
1.2	Accounting Terms	16
1.3	Other Terms; Construction	17

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1	Commitments	17
2.2	Borrowings	17
2.3	Disbursements; Funding Reliance; Domicile of Loans	18
2.4	Notes	19
2.5	Termination and Reduction of Commitments	19
2.6	Mandatory and Voluntary Payments and Prepayments	20
2.7	Interest	20
2.8	Fees	22
2.9	Interest Periods	22
2.10	Conversions and Continuations	23
2.11	Method of Payments; Computations	24
2.12	Recovery of Payments	25
2.13	Use of Proceeds	26
2.14	Pro Rata Treatment	26
2.15	Increased Costs; Change in Circumstances; Illegality; etc	27
2.16	Taxes	29
2.17	Compensation	31
2.18	Replacemen Lenders	31

ARTICLE III

CONDITIONS OF BORROWING

3.1	Conditions of Initial Borrowing	32
3.2	Conditions of All Borrowings	35

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Corporate Organization and Power	35
4.2	Authorization; Enforceability	36
4.3	No Violation	36
4.4	Governmental Authorization; Permits	36
4.5	Litigation	37
4.6	Taxes	37
4.7	Subsidiaries	37
4.8	Full Disclosure	37
4.9	Margin Regulations	38
4.10	No Material Adverse Change	38
4.11	Financial Matters	38
4.12	ERISA	39
4.13	Environmental Matters	40
4.14	Compliance With Laws	40
4.15	Regulated Industries	41
4.16	Insurance	41
4.17	Material Contracts	41
4.18	Reinsurance Agreements	41
4.19	Foreign Assets Control Regulations and Anti-Money Laundering	42
4.20	Pari Passu Debt	42

ARTICLE V

AFFIRMATIVE COVENANTS

5.	1	GAAP Financial Statements	42
5.	2	Statutory Financial Statements	43
5.	3	Other Business and Financial Information	44
5.	4	Corporate Existence; Franchises; Maintenance of Properties	47
5.	5	Compliance with Laws	47
5.	6	Payment of Obligations	47
5.	7	Insurance	47
5.	8	Maintenance of Books and Records; Inspection	47
5.	9	Dividends	48
5.	10	USA Patriot Act Compliance	48
5.	11	Further Assurances	48

ARTICLE VI

FINANCIAL COVENANTS

6.1	Maximum Consolidated Indebtedness to Total Capitalization	48
6.2	Minimum Statutory Surplus	48
6.3	Minimum Interest Coverage Ratio	49

ARTICLE VII

NEGATIVE COVENANTS

7.1	Fundamental Changes	49
7.2	Indebtedness	49
7.3	Liens	50
7.4	Disposition of Assets	51
7.5	Transactions with Affiliates	52
7.6	Restricted Payments	53
7.7	Lines of Business	53
7.8	Fiscal Year	53
7.9	Ratings	53
7.10	Accounting Changes	53
7.11	Limitation on Certain Restrictions	53
7.12	Investments	54

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default	54
8.2	Remedies; Termination of Commitments, Acceleration, Etc	56
8.3	Remedies; Set-Off	57

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1	Appointment	57
9.2	Nature of Duties	57
9.3	Exculpatory Provisions	58
9.4	Reliance by Administrative Agent	58
9.5	Non-Reliance on Administrative Agent and Other Lenders	59
9.6	Notice of Default	59
9.7	Indemnification	60
9.8	The Administrative Agent in its Individual Capacity	60
9.9	Successor Agent	60

ARTICLE X

MISCELLANEOUS

10.1	Fees and Expenses	61
10.2	Indemnification	61
10.3	Governing Law; Consent to Jurisdiction	62
10.4	Waiver of Trial by Jury	63
10.5	Notices	63
10.6	Amendments Waivers, Etc	64
10.7	Assignments, Participations	64
10.8	No Waiver	67
10.9	Successors and Assigns	67
10.10	Survival	67
10.11	Severability	67
10.12	Construction	68
10.13	Confidentiality	68
10.14	Counterparts;Effectiveness	68
10.15	Disclosure of Information	68
10.16	Nonreliance	69
10.17	Entire Agreement	69

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C-1	Form of GAAP Compliance Certificate
Exhibit C-2	Form of SAP Compliance Certificate
Exhibit D	Form of Assignment and Acceptance

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 4.4	Licenses
Schedule 4.7	Subsidiaries
Schedule 4.17	Material Contracts
Schedule 7.3	Liens

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of the 10th day of October 2003, is made among EVEREST REINSURANCE HOLDINGS, INC., a Delaware corporation with its principal offices in Liberty Corner, New Jersey (the “Borrower”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent for the Lenders.

RECITALS

     A.     The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the aggregate principal amount of $150,000,000. The Borrower will use the proceeds of this facility (i) to refinance certain existing indebtedness, (ii) to pay certain transaction fees and expenses in connection herewith and therewith, and (iii) for working capital and general corporate purposes, all as more fully described herein.

     B.     The Lenders are willing to make available to the Borrower the revolving credit facility described above subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

        “Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

        “Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Loans as in effect at such time.

        “Administrative Agent” shall mean Wachovia, in its capacity as Administrative Agent appointed under ARTICLE IX, and its successors and permitted assigns in such capacity.

        “Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

        “Agreement” shall mean this Credit Agreement, as amended, restated, modified or supplemented from time to time.

        “Annual Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

        “Applicable Margin Percentage” shall mean, at any time from and after the Closing Date, the applicable percentage (a) to be added to the LIBOR Rate pursuant to Section 2.7 for purposes of determining the Adjusted LIBOR Rate, (b) to be used in calculating the commitment fee payable pursuant to Section 2.8(b), and (c) to be used in calculating the utilization fee payable pursuant to Section 2.8(d), in each case as determined under the following matrix with reference to the Borrower’s senior unsecured debt rating by Moody’s or Standard & Poor’s (in each case based upon the higher of the two ratings), when available, or, if not available, then with reference to three rating levels below the higher of the financial strength ratings (individual company or pool rating, if applicable) assigned to Everest Re by Standard & Poor’s and Moody’s (the “Financial Strength Rating”):

	Standard		Applicable Margin
	Poor's/Moody's		Percentage for	Utilization
Level	Rating	Commitment fees	LIBOR Loans	Usage > 50%
I	A+/A1 or above	0.080%	0.350%	0.100%
II	A/A2	0.100%	0.425%	0.100%
III	A-/A3	0.125%	0.500%	0.100%
IV	BBB+/Baa1	0.150%	0.650%	0.150%
V	BBB/Baa2 or below	0.200%	0.825%	0.250%

Notwithstanding anything set forth herein to the contrary, if at any time the difference between the senior unsecured debt ratings by Moody’s and Standard & Poor’s is more than one rating grade, then for purposes of determining the applicable level set forth above, the rating one level above the lower rating will apply.

On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans and the commitment fee and utilization fee payable pursuant to Section 2.8(b) and (d) respectively shall be adjusted effective as of such date in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default described in Section 8.1(a) shall have occurred and be continuing, at all times from and including the date on which such Event of Default occurred to the date on which such Event of Default shall have been cured or waived, each Applicable Margin Percentage shall be determined in accordance with Level V of the above matrix (notwithstanding the actual level). For purposes of this definition, “Adjustment Date” shall mean the tenth (10th) Business Day after the announcement by either Moody’s or Standard & Poor’s of any change in its rating with respect to the Borrower’s senior unsecured debt or the Financial Strength Rating if the Borrower does not have a senior unsecured debt rating. Until the first Adjustment Date, each Applicable Margin Percentage shall be determined in accordance with Level III of the above matrix.

        “Arranger” shall mean Wachovia Capital Markets, LLC.

        “Assignee” shall have the meaning given to such term in Section 10.7(a).

        “Assignment and Acceptance” shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Administrative Agent and the Borrower, in substantially the form of Exhibit D.

        “Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

        “Available Dividend Amount” shall mean, with respect to Everest Re for any period of four consecutive fiscal quarters, the aggregate maximum amount of dividends that is or, if such period were a fiscal year, would be permitted by the Insurance Regulatory Authority of its jurisdiction of domicile, under all applicable Requirements of Law (without the necessity of any consent, approval or other action of such Insurance Regulatory Authority involving the granting of permission or the exercise of discretion by such Insurance Regulatory Authority), to be paid by Everest Re to the Borrower in respect of such four-quarter period as if such period were a fiscal year (whether or not any such dividends are actually paid).

        “Bankruptcy Code” shall mean 11 U.S.C. §§101 et seq., as amended from time to time, and any successor statute.

        “Base Rate” shall mean the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

        “Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

        “Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.10) on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

        “Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

        “Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized by law or proclamation to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

        “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

        “Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within ninety (90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clauses (i) through (iv) above.

        “Closing Date” shall mean the date upon which the initial extension of credit is made pursuant to this Agreement.

        “Combined Net Cash Flow” shall mean, with respect to the Borrower’s non-Insurance Subsidiaries (other than Subsidiaries of an Insurance Subsidiary) and without duplication, for any period, the sum of (i) the aggregate Net Income for such period and (ii) the sum of depreciation expense, amortization of intangible assets, any increase during such period in deferred taxes and other non-cash expenses, losses and charges reducing income, in each case to the extent taken into account in the calculation of such Net Income for such period, minus the sum of capital expenditures and all non-cash gains and other non-cash items taken into account in determining such Net Income for such period and any decrease during such period in deferred taxes.

        “Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.7(b) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof.

        “Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C-1 or Exhibit C-2, each together with a Covenant Compliance Worksheet.

        “Consolidated Indebtedness” shall mean, as of the last day of any fiscal quarter, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the Borrower’s or any Subsidiary’s balance sheet) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding (i) reimbursement obligations in respect of letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts and weather and similar swap agreements, but only in each case to the extent such letters of credit (A) are not drawn upon and (B) are collateralized by cash or Cash Equivalents and (ii) the aggregate redemption value of all Trust Preferred Securities to the extent such aggregate redemption value is equal to or less than fifteen percent (15%) of Total Capitalization.

        “Consolidated Interest Expense” shall mean, for any period, the sum (without duplication) of (i) total interest expense of Borrower and its Subsidiaries for such period in respect of Consolidated Indebtedness of Borrower and its Subsidiaries (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Borrower and its Subsidiaries during such period, and (iii) all commitment fees and other ongoing fees in respect of Consolidated Indebtedness (including the fees provided for under Sections 2.8(b) and (d)) paid, accrued or capitalized by the Borrower and its Subsidiaries during such period.

        “Consolidated Net Income” shall mean, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        “Consolidated Net Worth” shall mean, as of any date of determination, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding any Disqualified Capital Stock.

        “Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include (y) endorsements for collection or deposit in the ordinary course of business or (z) obligations entered into by an Insurance Subsidiary in the ordinary course of its insurance or reinsurance business under insurance policies, surety bonds or contracts issued by it or to which it is a party, including reinsurance agreements (and security posted by any such Insurance Subsidiary in the ordinary course of its business to secure obligations thereunder).

        “Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C-1 or Exhibit C-2.

        “Credit Documents” shall mean this Agreement, the Notes, the Fee Letter and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, restated, modified or supplemented from time to time.

        “Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

        “Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

        “Dollars” or “$” shall mean dollars of the United States of America.

        “Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the “OECD”) or a political subdivision of any such country and having total assets in excess of $1,000,000,000; provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person approved by the Required Lenders, which approval shall not be unreasonably withheld.

        “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

        “Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

        “ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

        “ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

        “Event of Default” shall have the meaning given to such term in Section 8.1.

        “Everest Indemnity” shall mean Everest Indemnity Insurance Company, a Delaware corporation and subsidiary of Everest Re.

        “Everest National” shall mean Everest National Insurance Company, an Arizona insurance corporation and subsidiary of Everest Re.

        “Everest Re” shall mean Everest Reinsurance Company, a Delaware insurance corporation and the Borrower’s primary insurance subsidiary.

        “Everest Security” shall mean Everest Security Insurance Company, a Georgia insurance corporation and subsidiary of Everest Re.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

        “Existing Credit Agreement” shall mean the Credit Agreement, dated December 21, 1999, as amended, between the Borrower, the lenders party thereto and Wachovia (formerly known as First Union National Bank) as administrative agent for such lenders.

        “Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

        “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

        “Fee Letter” shall mean the letter from Wachovia and the Arranger to the Borrower, dated September 3, 2003, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

        “Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president – finance, principal accounting officer or treasurer of the Borrower.

        “GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

        “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        “Group” shall mean Everest Re Group, Ltd., a corporation organized under the laws of Bermuda.

        “Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

        “Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).

        “Historical Statutory Statements” shall have the meaning given to such term in Section 4.11(c).

        “Holding Company Expenses” shall mean, for any period, the aggregate of all operating costs and expenses incurred or paid by the Borrower during such period, including without limitation rent, utilities, professional fees, taxes (without duplication for taxes included in the determination of Net Tax Sharing Payments) and payroll expenses.

        “Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all Contingent Obligations of such Person and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

        “Insurance Code” shall mean, with respect to any Insurance Subsidiary, the insurance code of any state where such Insurance Subsidiary is domiciled or conducting business, as amended from time to time, and any successor statute, together with all rules and regulations from time to time promulgated thereunder.

        “Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

        “Insurance Subsidiary” shall mean Everest Re, Everest National, Everest Indemnity, Everest Security and any other Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.

        “Interest Coverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters (the “Measurement Period”), the ratio of:

    (i)        the sum (without duplication) of (A) the Available Dividend Amount for the Measurement Period for Everest Re, (B) the Net Tax Sharing Payments with respect to the Measurement Period, (C) the Combined Net Cash Flow (whether positive or negative) for the Measurement Period, (D) refunds received by the Borrower during such Measurement Period relating to tax payments made by Borrower in respect of taxable income and (E) the net cash proceeds received during the Measurement Period from Investments made by the Borrower (but not a Subsidiary of the Borrower) permitted hereunder, minus Holding Company Expenses accrued during such Measurement Period, to

    (ii)        the sum (without duplication) of (A) Consolidated Interest Expense and (B) dividends to be paid on Trust Preferred Securities, each as projected for the four consecutive fiscal quarters immediately following the date of determination.

        “Interest Period” shall have the meaning given to such term in Section 2.9.

        “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

        “Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

        “LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

        “LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i)(y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by Wachovia to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

        “Licenses” shall have the meaning given to such term in Section 4.4(c).

        “Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

        “Loans” shall have the meaning given to such term in Section 2.1.

        “Margin Stock” shall have the meaning given to such term in Regulation U.

        “Material Adverse Change” shall mean a material adverse change in the financial condition, operations, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

        “Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

        “Material Insurance Subsidiary” shall mean any Insurance Subsidiary that is a Material Subsidiary.

        “Material Subsidiary” shall mean each of (i) Everest Re and (ii) at the relevant time of determination, any Subsidiary having (after the elimination of intercompany accounts) (y) in the case of a non-Insurance Subsidiary, (A) assets constituting at least ten percent (10%) of the total assets of Borrower and its Subsidiaries on a consolidated basis, (B) revenues for the four quarters most recently ended constituting at least ten percent (10%) of the total revenues of Borrower and its Subsidiaries on a consolidated basis, or (C) Net Income for the four quarters most recently ended constituting at least ten percent (10%) of the Consolidated Net Income of Borrower and its Subsidiaries, in each case determined in accordance with GAAP as of the date of the GAAP financial statements of Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)), or (z) in the case of an Insurance Subsidiary, (A) assets constituting at least ten percent (10%) of the aggregate assets of all the Borrower’s Insurance Subsidiaries, or (B) Gross Written Premiums for the four quarters most recently ended constituting at least ten percent (10%) of the aggregate Gross Written Premiums (without duplication) of all the Borrower’s Insurance Subsidiaries, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 5.2 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.2, as of the date of the most recent financial statements referred to in Section 4.11(a)) and (iii) any Subsidiary that has one of the foregoing as a Subsidiary.

        “Maturity Date” shall mean the third anniversary of the Closing Date.

        “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns.

        “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

        “NAIC” shall mean the National Association of Insurance Commissioners and any successor thereto.

        “Net Income” shall mean, with respect to any Person for any period, the net income (or loss), after extraordinary items, taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.

        “Net Tax Sharing Payments” shall mean, for any period, (i) the aggregate (without duplication) of all payments made or to be made to the Borrower by its Subsidiaries pursuant to tax sharing or tax allocation agreements or arrangements or otherwise in respect of taxable income realized during such period, minus (ii) the aggregate (without duplication) of all foreign, federal, state or local income, franchise and other tax payments made or to be made by the Borrower in respect of taxable income realized during such period and any payments made or to be made by the Borrower during such period pursuant to such tax sharing or tax allocation agreement or arrangement. For purposes of the Interest Coverage Ratio, if the amount in clause (ii) exceeds the amount in clause (i) hereof, the result shall be expressed as a negative amount.

        “Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

        “Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

        “Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.10(b).

        “Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

        “Participant” shall have the meaning given to such term in Section 10.7(d).

        “PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

        “Permitted Liens” shall have the meaning given to such term in Section 7.3.

        “Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

        “Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

        “Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Internal Revenue Code.

        “Projections” shall have the meaning given to such term in Section 4.11(b).

        “Quarterly Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

        “Register” shall have the meaning given to such term in Section 10.7(b).

        “Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

        “Reinsurance Agreement” shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.

        “Reportable Event” shall mean (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

        “Required Lenders” shall mean the Lenders holding outstanding Loans and Unutilized Commitments (or, after the termination of the Commitments, outstanding Loans) representing more than fifty percent (50%) of the aggregate at such time of all outstanding Loans and Unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Loans).

        “Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

        “Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

        “Responsible Officer” shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

        “SAP” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent Historical Statutory Statements.

        “Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.

        “Statutory Surplus” shall mean, as to Everest Re, at any time, the amount shown on its most recent Quarterly Statement or Annual Statement.

        “Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

        “Terminating Senior Indebtedness” shall mean all Indebtedness of the Borrower under the Existing Credit Agreement.

        “Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 8.2.

        “Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness as of such date (excluding, to the extent otherwise included, the Trust Preferred Securities) and (iii) the aggregate redemption value of all Trust Preferred Securities.

        “Trust Preferred Securities” shall mean the 7.85% Trust Preferred Securities issued by Everest Re Capital Trust and any other preferred securities offered by a special purpose business trust of which the Borrower or any of its respective Subsidiaries is the grantor, the proceeds of which are or have been used principally to purchase subordinated debentures issued by the Borrower or any Subsidiary of the Borrower.

        “Type” shall have the meaning given to such term in Section 2.2(a).

        “Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

        “Unutilized Commitment” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time less the aggregate principal amount of all Loans made by such Lender that are outstanding at such time.

        “Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

        1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations hereunder shall be made, in accordance with GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, SAP). Notwithstanding the foregoing, in the event that any changes in GAAP or SAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in ARTICLE VI as applicable, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

        1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

        2.1 Commitments. Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Commitment at such time; provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, the aggregate principal amount of Loans outstanding at such time would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

        2.2 Borrowings.

        (a) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan). [Discuss LIBOR Borrowings at Closing]

        (b) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.10), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans; provided, however, that requests for the Borrowing of any Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of each Borrowing shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments);

(ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

        (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in Section 10.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

        2.3 Disbursements; Funding Reliance; Domicile of Loans.

        (a)     The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.

        (b)     Unless the Administrative Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type of Loans comprising such Borrowing, as determined under the provisions of Section 2.7. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

        (c)     Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

        (d)     The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

        2.4 Notes. (a)     The Loans made by each Lender shall be evidenced by a Note appropriately completed in substantially the form of Exhibit A.

        (b)     Each Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Closing Date (or, in the case of a Note issued after the Closing Date, dated the effective date of the applicable Assignment and Acceptance), (iv) be in a stated principal amount equal to such Lender’s Commitment, (v) bear interest in accordance with the provisions of Section 2.7, as the same may be applicable from time to time to the Loans made by such Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

        (c)     Each Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of its Note, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes.

        2.5 Termination and Reduction of Commitments.

        (a)     The Commitments shall be automatically and permanently terminated on the Termination Date.

        (b)     At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

        (c)     Each reduction of the Commitments pursuant to this Section 2.5 shall be applied ratably among the Lenders according to their respective Commitments

        2.6 Mandatory and Voluntary Payments and Prepayments.

        (a)     Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

        (b)     In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

        (c)     At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Amounts prepaid pursuant to this subsection(c) may be reborrowed, subject to the terms and conditions of this Agreement.

        (d)     Each payment or prepayment of LIBOR Loans made pursuant to the provisions of this Section 2.6 on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.17 to be paid as a consequence thereof.

        (e)     Each prepayment of the Loans made pursuant to this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

        2.7 Interest.

        (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

        (b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at maturity, pursuant to acceleration or otherwise, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans, shall bear interest, after as well as before judgment, at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of fees and other amounts, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

        (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 except as provided hereinbelow) in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.9) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

        (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

        (e) The Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent demonstrable error, be conclusive and binding on all parties hereto.

        2.8 Fees. The Borrower agrees to pay:

        (a)     To the Arranger, for its own account, on the date of execution of this Agreement, the fees described in paragraphs (1) and (2) of the Fee Letter, in the amounts set forth therein as due and payable on such date and to the extent not theretofore paid to it;

        (b)     To the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date;

        (c)     To the Administrative Agent, for its own account, the annual administrative fee described in paragraph (3) of the Fee Letter, on the terms, in the amount and at the times set forth therein; and

        (d)     To the Administrative Agent, for the account of each Lender, a utilization fee in respect of the unpaid principal amount of each Loan, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time payable in accordance with Section2.7(c) at any time when the aggregate principal amount of Loans outstanding exceeds 50% of the aggregate Commitments.

        2.9 Interest Periods. Concurrently with the giving of a Notice of Borrowing in the case of a Borrowing of LIBOR Loans or a Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than seven (7) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) the Borrower may not select any Interest Period that expires after the Maturity Date; and

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

        2.10 Conversions and Continuations.

        (a)     The Borrower shall have the right, on any Business Day, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.15(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

        (b)     The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to a LIBOR Loan having an Interest Period of one (1) month; provided that if Borrower is not otherwise entitled to convert into or continue a LIBOR Loan, then such LIBOR Loan shall automatically be converted to a Base Rate Loan, in each case upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).

        2.11 Method of Payments; Computations.

        (a)     All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) at its office referred to in Section 10.5, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iii) in Section 2.9 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

        (b)     The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

        (c)     Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

        (d)     With respect to each payment hereunder, except as specifically provided otherwise herein or in any of the other Credit Documents, the Borrower may designate by written notice to the Administrative Agent prior to or concurrently with such payment the specific Loans or other Obligations that are to be paid, repaid or prepaid; provided that unless made together with all amounts required under Section 2.17 to be paid as a consequence thereof, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. In the absence of any such designation by the Borrower, or if an Event of Default has occurred and is continuing, the Administrative Agent shall make such designation in its sole discretion subject to the foregoing and to the other provisions of this Agreement.

        (e)     All computations of interest and fees hereunder (including computations of the Reserve Requirement), excluding the computation of interest with respect to Base Rate Loans, shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days (including the first day, but excluding the last day) elapsed.

        2.12 Recovery of Payments.

        (a)     The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

        If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

        2.13 Use of Proceeds. The proceeds of the Loans shall be used (i) to repay the Terminating Senior Indebtedness in full, (ii) to pay or reimburse reasonable transaction fees and expenses in connection with the closing of the transactions contemplated hereby, and (iii) to provide for the working capital, liquidity needs and general corporate requirements of the Borrower and its Subsidiaries.

        2.14 Pro Rata Treatment.

        (a)     All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the initial funding of Loans pursuant to Section 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.10, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

        (b)     Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 2.15, 2.16, 2.17 or 10.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection (b) may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection (b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection (b) to share in the benefits of any recovery on such secured claim.

        2.15 Increased Costs; Change in Circumstances; Illegality; etc.

        (a)     If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income of such Lender or its applicable Lending Office), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or to reduce the amount of any sum received or receivable by such Lender hereunder, the Borrower will, promptly upon demand therefor by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return; provided that the Borrower shall not be obligated to pay any such amount or amounts (i) unless such Lender shall have first notified the Borrower in writing that it intends to seek compensation pursuant to this Section 2.15(a) and (ii) which are attributable to any period of time occurring more than 90 days prior to the date of receipt by the Borrower of the notice provided for in the preceding clause (i); providedfurther that if the event or circumstance requiring such compensation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

        (b)     If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of such Lender’s Commitment or Loans hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy), the Borrower will, promptly upon demand therefor by such Lender therefor, pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return; provided that the Borrower shall not be obligated to pay any such amount or amounts (i) unless such Lender shall have first notified the Borrower in writing that it intends to seek compensation pursuant to this Section 2.15(b) and (ii) which are attributable to any period of time occurring more than 90 days prior to the date of receipt by the Borrower of the notice provided for in the preceding clause (i); provided further that if the event or circumstance requiring such compensation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

        (c)     If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

        (d)     Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

        Determinations by the Administrative Agent or any Lender for purposes of this Section 2.15 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent demonstrable error, be conclusive; provided that such determinations are made in good faith. No failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under this Section 2.15 shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section 2.15 shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

        2.16 Taxes.

        (a)     Subject to subsection (e), any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the overall net income (or franchise taxes imposed in lieu thereof) of the Administrative Agent or any Lender by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

        (b)     Subject to subsection (e), the Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor.

        (c)     Each of the Administrative Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.16 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Administrative Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of demonstrable error, be conclusive and binding.

        (d)     If any Lender is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a “Non-U.S. Lender”) and is entitled to an exemption from or a reduction of United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Borrower, on or prior to the Closing Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on the effective date of such assignment), (i) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a properly completed Internal Revenue Service Form W-8BEN, W-8ECI or W-8 EXP, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, together with a properly completed Internal Revenue Service Form W-8BEN or W-9, as applicable (or successor forms), and (ii) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with a properly completed Internal Revenue Service Form W-8BEN or W-9, as applicable (or successor forms). Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and the Borrower an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Borrower that it is not entitled to receive payments without deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

        (e)     The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.16(d), (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to Section 2.16(d) are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made or (iv) the Lender designated a successor Lending Office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation.

        (f)     At the Borrower’s request and at the Borrower’s cost, each Lender shall take reasonable steps (i) (to the extent (x) consistent with such Lender’s internal policies and (y) the same would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender) to contest such Lender’s liability for Taxes that have not been paid or (ii) to seek a refund of Taxes. Nothing in this subsection (f) shall obligate any Lender to disclose any information regarding its tax affairs or computations to the Borrower.

        2.17 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.17 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. Determinations by any Lender for purposes of this Section 2.17 of any such losses, expenses or liabilities shall, absent demonstrable error, be conclusive; provided that such determinations are made in good faith.

        2.18 Replacement Lenders. The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from the Borrower under Section 2.15 or 2.16, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(d) or (iii) that shall refuse to fund, or otherwise default in the funding, of its ratable share of any Borrowing requested and permitted to be made hereunder and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days after the Borrower has given such Lender written notice thereof, in any case under clauses (i) through (iii) above by written notice to such Lender and the Administrative Agent identifying one or more Persons each of which shall be an Eligible Assignee and reasonably acceptable to the Administrative Agent (each, a “Replacement Lender,” and collectively, the “Replacement Lenders”) to replace such Lender (the “Replaced Lender”); provided that (a) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), which shall be at least five (5) Business Days after such notice is given, (b) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 10.7, pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Commitment and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) all accrued but unpaid fees owing to the Replaced Lender under Section 2.8(b), (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.3(b), and (c) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (b) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Sections 2.15(a) and (b) which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.17 as a result of the actions required to be taken under this Section 2.18, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

ARTICLE III.......

CONDITIONS OF BORROWING

        3.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder is subject to the satisfaction of the following conditions precedent:

        (a) the Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and, except for the Notes, in sufficient copies for each Lender:

(i) A Note for each Lender that is a party hereto as of the Closing Date, in the amount of such Lender’s Commitment, each duly completed in accordance with the relevant provisions of Section 2.4 and executed by the Borrower;

(ii) a certificate, signed by the chief executive officer, chief financial officer, treasurer or comptroller of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (A) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Closing Date (except representations and warranties which relate solely to a specific earlier date, which shall have been true and correct in all material respects as of such earlier date), both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the initial Loans hereunder and the application of the proceeds thereof, (C) there are no insurance regulatory proceedings pending or, to such individual’s knowledge, threatened against any Insurance Subsidiary in any jurisdiction that would reasonably be expected to have a Material Adverse Effect, and (D) both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, no Material Adverse Change has occurred since December 31, 2002 and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Change;

(iii) a certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State of Delaware and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above;

(iv) a copy of the investment policy approved by the board of directors for each of the Insurance Subsidiaries and the Borrower; and

(v) the favorable opinions of (i) Mayer, Brown, Rowe & Maw LLP, special New York counsel to the Borrower, and (ii) Joseph A. Gervasi, General Counsel of the Borrower, in each case addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

        (b) The Administrative Agent shall have received a certificate as of a recent date of the good standing of each of (i) the Borrower, (ii) Everest Re, (iii) Everest Indemnity, (iv) Everest National and (v) Everest Security, under the laws of their respective jurisdictions of organization, from the Secretary of State or Insurance Regulatory Authorities (or comparable Governmental Authority) of such jurisdiction;

        (c) All legal, tax, accounting, business and other matters relating to the Borrower and its Subsidiaries, documentation and corporate or other proceedings incident to the transactions contemplated hereby shall be reasonably acceptable to the Administrative Agent; all approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that would reasonably be expected to have a Material Adverse Effect;

        (d) Since December 31, 2002, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change;

        (e) The Borrower shall have paid (i) to the Arranger, the unpaid balance of the fees described in paragraphs (1) and (2) of the Fee Letter, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in paragraph (3) of the Fee Letter, and (iii) all other fees and expenses of the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby;

        (f) The Administrative Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer, treasurer or comptroller of Borrower and in form and substance satisfactory to the Administrative Agent, demonstrating Borrower’s compliance with the financial covenants set forth in Sections 6.1 through 6.3, determined on a pro forma basis as of June 30, 2003 after giving effect to the making of the initial Loans hereunder and the consummation of the transactions contemplated hereby;

        (g) The Lenders shall have received the Projections as described in Section 4.11(b) in form and substance satisfactory to the Administrative Agent;

        (h) The Administrative Agent shall have received evidence satisfactory to it that concurrently with the making of the initial Loans hereunder, (x) all principal, interest and other amounts outstanding with respect to the Terminating Senior Indebtedness shall be repaid and satisfied in full and (y) all commitments to extend credit under the agreements and instruments relating thereto shall be terminated;

        (i) The Administrative Agent shall have received satisfactory confirmation from A.M. Best Company that the current rating of each Material Insurance Subsidiary is “A-” or better;

        (j) The Administrative Agent shall have received (i) an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder and [(ii) a LIBOR borrowing indemnity letter][Discuss borrowing at closing]; and

        (k) The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

        3.2 Conditions of All Borrowings. The obligation of each Lender to make any Loan hereunder, including the initial Loans, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

        (a)     The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b);

        (b)     Each of the representations and warranties contained in ARTICLE IV and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date (in the case of the initial Loan made hereunder) and as of any such later Borrowing Date in the case of all subsequent Loans (except those found at Sections 4.17 and 4.18), with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and

        (c)     No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to, the Loans to be made on such date.

        Each giving of a Notice of Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation and warranty by the Borrower that the statements contained in subsections 3.2(b) and 3.2(c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

ARTICLE IV........

REPRESENTATIONS AND WARRANTIES

        To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

        4.1 Corporate Organization and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except when the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        4.2 Authorization; Enforceability. The Borrower has taken all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

        4.3 No Violation. The execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

        4.4 Governmental Authorization; Permits.

        (a)     No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Credit Documents or the legality, validity or enforceability hereof or thereof.

        (b)     Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

        (c)    Schedule 4.4 lists with respect to each Insurance Subsidiary, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) there is no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, would individually or in the aggregate, have a Material Adverse Effect. No Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.4, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction.

        4.5 Litigation. Except as disclosed in the Borrower’s 2002 Form 10-K and as supplemented in written disclosure to the Administrative Agent delivered prior to execution of this Agreement, there are no actions, investigations, suits or proceedings pending or threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, against or affecting the Borrower, any of its Subsidiaries or any of their respective properties (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents.

        4.6 Taxes. Each of the Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns are true, correct and complete in all material respects. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

        4.7 Subsidiaries. Schedule 4.7 sets forth a list, as of the Closing Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its Capital Stock and each direct owner thereof. All of the issued and outstanding shares of Capital Stock of Everest Re are directly owned and held by the Borrower.

        4.8 Full Disclosure. All factual information (other than financial projections and forecasts) heretofore or contemporaneously furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information (other than financial projections and forecasts) hereafter furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

        4.9 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit fur such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act. Following the application of the proceeds of the Loan, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries will be represented by Margin Stock.

        4.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 2002, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

        4.11 Financial Matters.

        (a)     The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2002, 2001 and 2000 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the opinion of PricewaterhouseCoopers thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2003, and the related statements of income, stockholders’ equity and cash flows for the six-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

        (b)     The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, annual projected balance sheets and statements of income of the Borrower for the three-year period beginning with the year ending December 31, 2003, giving effect to the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing (the “Projections”). In the opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Borrower, subject to the uncertainties and approximations inherent in any projections.

        (c)     The Borrower has heretofore furnished to the Administrative Agent copies of (i) the Annual Statements of each Insurance Subsidiary as of December 31, 2002, 2001 and 2000 and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority, and (ii) the Quarterly Statements of each Insurance Subsidiary as of June 30, 2003, and for the six-month period then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

        4.12 ERISA.

        (a)     Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event (i) has occurred within the five-year period prior to the Closing Date and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in either case that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the date of the most recent actuarial report applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (b)     Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan for which there exists unsatisfied withdrawal liability that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and neither the Borrower nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for the Multiemployer Plans. To the knowledge of the Borrower, no Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

        4.13 Environmental Matters.

        (a)     No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or, to the knowledge of the Borrower, is presently the subject of an environmental audit, assessment or remedial action.

        (b)     To the knowledge of the Borrower, (i) no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility, (ii) no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, and (iii) and there are not and have never been any underground storage tanks situated on any real property, leased or owned, of the Borrower or any of its Subsidiaries.

        (c)     Except as disclosed in the Borrower’s 2002 Form 10-K, (i) all activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (iii) to the knowledge of the Borrower. there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

        4.14 Compliance With Laws. Each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

        4.15 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.16 Insurance. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or material premium increase has been received by the Borrower or any of its Subsidiaries with respect to any such policies, and the Borrower and each of its Subsidiaries are in substantial compliance with all conditions contained therein.

        4.17 Material Contracts. Schedule 4.17 lists, as of the Closing Date, each “material contract”(within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) (other than Reinsurance Agreements) to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, “Material Contracts”), other than Material Contracts disclosed in the Borrower’s quarterly or annual statement most recently filed with the Securities and Exchange Commission, and also indicates the parties, subject matter and term thereof. As of the Closing Date, (i) each Material Contract is in full force and effect and, to Borrower’s knowledge, is enforceable by the Borrower or the Subsidiary that is a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to the effect of principles of equity and (ii) neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

        4.18 Reinsurance Agreements. As of the Closing Date, except as set forth on Schedule F to the Annual Statements for the Insurance Subsidiaries for the fiscal year ending December 31, 2002 or as provided for or disclosed on the interim GAAP financial statements dated as of June 30, 2003, there are no material liabilities outstanding as of the Closing Date under any Reinsurance Agreement to which any Insurance Subsidiary is the ceding party. Each Reinsurance Agreement to which an Insurance Subsidiary is the ceding party and which is in effect on the Closing Date is in full force and effect on the Closing Date. Each Reinsurance Agreement to which an Insurance Subsidiary is the ceding party and which is in effect on the Closing Date is qualified as of the Closing Date under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual Statement or Quarterly Statement at the time prepared.

        4.19 Foreign Assets Control Regulations and Anti-Money Laundering.

        (a)     Neither the making of Loans under this Agreement, nor the use of the proceeds thereof, shall cause the Borrower to violate any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower, nor any of its Subsidiaries, (i) is a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 200l Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to Borrower’s knowledge, engages in any dealings or transactions prohibited by Section 2 of such executive order, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons.

        (b)     The Borrower and its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        4.20 Pari Passu Debt. The Loans rank at least pari passu in right of payment with all other Indebtedness of the Borrower.

ARTICLE V.........

AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

        5.1 GAAP Financial Statements. The Borrower will deliver to each Lender:

        (a)     As soon as available and in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2003, unaudited consolidated and, to the extent otherwise prepared for external distribution, consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and, to the extent otherwise prepared for external distribution, consolidating statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated or consolidating figures as of the end of and for the corresponding period in the preceding fiscal year, all prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

        (b)     As soon as available and in any event within 105 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2003, (i) an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, including the applicable notes, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination, and (ii) to the extent otherwise prepared, an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and unaudited consolidating statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail.

        5.2 Statutory Financial Statements. The Borrower will deliver to each Lender:

        (a)     As soon as available and in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year (or, in the case of Everest Insurance Company of Canada, within fifteen (15) days after the required filing date), beginning with the fiscal quarter ending September 30, 2003, a Quarterly Statement of each of its Insurance Subsidiaries as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

        (b)     As soon as available and in any event within seventy-five (75) days after the end of each fiscal year (or, in the case of Everest Insurance Company of Canada, within fifteen (15) days after the required filing date), beginning with the fiscal year ending December 31, 2003, an Annual Statement of each of its Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

        (c)     As soon as available and in any event within 135 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2003, an unaudited consolidated balance sheet of the Borrower and its Insurance Subsidiaries (other than Everest Insurance Company of Canada) as of the end of such fiscal year and unaudited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Insurance Subsidiaries (other than Everest Reinsurance Company of Canada) for the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all prepared in accordance with SAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and

        (d)     As soon as available and in any event within 165 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2003 (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to any Insurance Subsidiary), a certification by the independent certified public accounting firm referred to in Section 5.1(b) as to the Annual Statement of each such Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of such Insurance Subsidiary as of the date and for the period indicated in accordance with SAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during such year.

        5.3 Other Business and Financial Information. The Borrower will deliver to each Lender:

        (a) Concurrently with each delivery of the financial statements described in Sections 5.1 and 5.2, a Compliance Certificate in the form of Exhibit C-1 (in the case of the financial statements described in Section 5.1) or Exhibit C-2 (in the case of the financial statements described in Section 5.2) with respect to the period covered by the financial statements then being delivered, executed by the chief financial officer, treasurer or comptroller of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet as of the last day of the period covered by such financial statements;

        (b) Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 105 days after the end of each fiscal year (or, in the case of Everest Insurance Company of Canada, within fifteen (15) days of the required filing date), beginning with the fiscal year ended December 31, 2003, a copy of each Insurance Subsidiary’s “Statement of Actuarial Opinion” (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary’s loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

        (c) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of the Borrower’s Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that the Borrower or any of the Borrower’s Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all reports on Form A (or any successor form) that any Insurance Subsidiary shall file with any Insurance Regulatory Authority, (iv) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental Authority with respect to any Insurance Subsidiary’s insurance business, and (v) all material filings made under applicable state insurance holding company acts by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates;

        (d) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this subsection (d);

(iii) the receipt by the Borrower or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (i) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would have, or be reasonably likely to have, a Material Adverse Effect, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would have, or be reasonably likely to have, a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any decrease in (y) the rating given by either Standard & Poor’s or Moody’s with respect to any Insurance Subsidiary’s claims paying ability or financial strength rating or (z) the rating given to any Insurance Subsidiary by A.M. Best Company;

(vi) the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Material Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect; and

(vii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

        (e) Promptly, notice of (i) the occurrence of any material amendment or modification (other than expiration) to any Reinsurance Agreement (whether entered into before or after the Closing Date), including any such agreements that are in a runoff mode on the date hereof, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (ii) the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party which would be reasonably likely to have a Material Adverse Effect;

        (f) Promptly following the request from the Administrative Agent or the Required Lenders (which request may only be made when an Event of Default has occurred and is continuing), a report prepared by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to the Administrative Agent or the Required Lenders, as the case may be, reviewing the adequacy of reserves of each Insurance Subsidiary determined in accordance with SAP, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each Insurance Subsidiary in the possession of or available to the Borrower or any of its Subsidiaries.

        (g) Any material change to the investment policy for the Insurance Subsidiaries or the Borrower, including copies of such changes. (h) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.

        5.4 Corporate Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, (i) except as expressly permitted otherwise by Section 7.1, maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years and (iv) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

        5.5 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not have, or be reasonably likely to have, a Material Adverse Effect.

        5.6 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have, a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

        5.7 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated; provided that the Borrower and its Subsidiaries may self-insure against risks consistent with customary industry practices for companies in the same or similar businesses, of similar size and with similar risk parameters.

        5.8 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

        5.9 Dividends. The Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Borrower as shall be necessary for the Borrower to make payments of the principal of and interest on the Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments, the Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

        5.10 USA Patriot Act Compliance. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

        5.11 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VI........

FINANCIAL COVENANTS

        The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

        6.1 Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2003 shall not be greater than 0.35 to 1.0.

        6.2 Minimum Statutory Surplus. The Statutory Surplus of Everest Re, at any time beginning with the fiscal quarter ending September 30, 2003, shall not be less than $1,000,000,000 plus 25% of the aggregate Net Income of Everest Re for the period beginning after December 31, 2002 and ending on the date of calculation, as determined in each case in accordance with SAP (provided that Net Income for any period shall be taken into account for purposes of this calculation only if positive), plus 25% of the aggregate capital contributions made to Everest Re after December 31, 2002.

        6.3 Minimum Interest Coverage Ratio. The Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2003, shall not be less than 2.5 to 1.0.

ARTICLE VII.......

NEGATIVE COVENANTS

        The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

        7.1 Fundamental Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that the Borrower or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is the Borrower or a Wholly Owned Subsidiary of the Borrower (and in any event, if Borrower is a party to such merger or consolidation, the surviving corporation shall be the Borrower), and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

        7.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

(i) Indebtedness created hereunder;

(ii) Indebtedness incurred by the Borrower; provided that any such Indebtedness shall either rank pari passu in right of payment to the Obligations or be subordinated in right and time of payment to the Obligations; provided further any loan or advance by Group or any Affiliate of Group to the Borrower will be subordinated in right and time of payment to the Obligations and evidenced by a promissory note in form and substance satisfactory to the Administrative Agent;

(iii) indorsements of negotiable instruments in the ordinary course of business;

(iv) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money; provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

(v) loans and advances by the Borrower or any Subsidiaryto any other Subsidiary or by any Subsidiary to the Borrower; provided that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by a promissory note, in form and substance satisfactory to the Administrative Agent;

(vi) Indebtedness in connection with Permitted Liens; and

(vii) Indebtedness of the Borrower under Hedge Agreements.

7.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, or enter into or suffer to exist any agreement (other than the Credit Documents) or restriction that prohibits or conditions the creation, incurrence or assumption of, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i) Liens in existence on the Closing Date and set forth on Schedule 7.3 and extensions, renewals and replacements thereof so long as the outstanding principal amount of the Indebtedness secured by any such Lien is not increased;

(ii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(iii) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(v) Liens in connection with pledges and deposits made pursuant to statutory and regulatory requirements of Insurance Regulatory Authorities by an Insurance Subsidiary in the ordinary course of its business, for the purpose of securing regulatory capital or satisfying other financial responsibility requirements;

(vi) Liens upon cash and United States government and agency securities and other investment assets of the Borrower and its Subsidiaries securing (A) obligations incurred in connection with reverse repurchase transactions and other similar investment management transactions and (B) reinsurance transactions in an aggregate amount not to exceed $500,000,000 at any time of such types and in such amounts as are customary for companies similar to the Borrower in size and lines of business and that are entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(vii) Purchase money Liens upon real or personal property used by the Borrower or any of its Subsidiaries in the ordinary course of its business, securing Indebtedness incurred solely to pay all or a portion of the purchase price thereof (including in connection with capital leases, and including mortgages or deeds of trust upon real property and improvements thereon); provided that the aggregate principal amount at any time outstanding of all indebtedness secured by such Liens does not exceed an amount equal to 5% of the value of the total assets of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP as of the date of the financial statements of the Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)), and providedfurther that any such Lien (A) shall attach to such property concurrently with or within twenty (20) days after the acquisition thereof by the Borrower or such Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (C) shall not encumber any other property of the Borrower or any of its Subsidiaries;

(viii) Any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ix) With respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes;

(x) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(xi) Liens on marketable securities and cash or cash equivalents securing letter of credit facilities in an aggregate amount not to exceed $300,000,000 at any time; and

(xii) Liens in favor of the trustee or agent under any agreement or indenture relating to Indebtedness of the Borrower and its Subsidiaries permitted under this Agreement, covering sums required to be deposited with such trustee or agent thereunder.

        7.4 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

(i) sales of investments in the ordinary course of business;

(ii) the sale or exchange of used or obsolete equipment to the extent (y) the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment or (z) such equipment is no longer necessary for the operations of the Borrower or its applicable Subsidiary in the ordinary course of business;

(iii) the sale, lease or other disposition of assets by a Subsidiary of the Borrower to the Borrower or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority; provided that (x) immediately after giving effect thereto, no Default or Event of Default would exist, (y) in no event shall the Borrower contribute, sell or otherwise transfer, or permit Everest Re to issue or sell, any of the Capital Stock of Everest Re to any other Subsidiary, and (z) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions to the Borrower; and

(iv) the sale or disposition of assets outside the ordinary course of business; provided that (w) the net proceeds from any such sale or disposition do not exceed an amount equal to the least of the following: (1) 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (2) 10% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis, and (3) 10% of the total net earnings of the Borrower and its Subsidiaries on a consolidated basis, in each case as determined as of the date of the financial statements of the Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)), (x) immediately after giving effect thereto, no Default or Event of Default would exist, and (y) in no event shall the Borrower or any of its Subsidiaries sell or otherwise dispose of any of the Capital Stock or other ownership interests of Everest Re or any other Subsidiary.

        7.5 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section 7.5 shall prohibit:

(i) transactions between and among the Borrower and its Wholly Owned Subsidiaries or between and among Wholly Owned Subsidiaries of the Borrower, provided, however, that such transactions are made in the ordinary course of its business and upon fair and reasonable terms or as otherwise required by law;

(ii) transactions under incentive compensation plans, stock option plans and other employee benefit plans, and loans and advances from the Borrower or any of its Subsidiaries to its officers, in each case that have been approved by the board of directors, or a committee thereof, of the Borrower or any of its Subsidiaries; and

(iii) the payment by the Borrower of reasonable and customary fees to members of its board of directors.

        7.6 Restricted Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its or Group’s Capital Stock or any warrants, rights or options to acquire its or Group’s Capital Stock, or set aside funds for any of the foregoing, except (i) that any Subsidiary may declare and pay dividends on or make distributions to the Borrower or to a Wholly Owned Subsidiary, (ii) the Borrower may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Capital Stock so long as (y) no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions and (z) prior to any of the foregoing,the Administrative Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer, treasurer or comptroller of the Borrower and in form and substance satisfactory to the Administrative Agent, demonstrating Borrower’s compliance with the financial covenants set forth in Sections 6.1 through 6.3, determined on a pro forma basis after giving effect to the proposed transaction and (iii) dividends may be paid on Trust Preferred Securities to the extent that the trust issuing the same has received payments on subordinated debentures issued with respect thereto, provided all such payments are permitted by the provisions governing any such debentures.

        7.7 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage to any material extent in any business other than the insurance and reinsurance business (including the life reinsurance business) and other businesses engaged in by the Borrower and its Subsidiaries on the date hereof or a business reasonably related thereto.

        7.8 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) the Borrower shall have given the Administrative Agent written notice of its intention to change such ending date at least sixty (60) days prior to the effective date thereof and (ii) prior to such effective date this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Lender, to reflect the new fiscal year ending date.

        7.9 Ratings. The Borrower will not permit or cause the rating of Everest Re by A.M. Best Company to be lower than "A-" at any time.

        7.10 Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.

        7.11 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower to perform and comply with its obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

        7.12 Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than Investments by the Borrowerand its Subsidiaries to the extent permitted under applicable Requirements of Law and in compliance at all times with (i) the Insurance Code, if applicable, (ii) all applicable insurance laws and regulations of any other relevant jurisdiction relating to investments by an Insurance Subsidiary, and (iii) the limitations set forth in the investment policies for each of the Insurance Subsidiaries and the Borrower.

ARTICLE VIII......

EVENTS OF DEFAULT

        8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

        (a)     The Borrower shall fail to pay (i) any principal of any Loan when such principal is due hereunder or (ii) any interest on any Loan, any fee or any other Obligation under this Agreement or under the other Credit Documents within three (3) Business Days after such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

        (b)     The Borrower shall fail to, or fail to cause its Subsidiaries to, observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.13, 5.3(d)(i)or 5.4(i), Article VI, Sections 7.1 through 7.4, inclusive, and Sections 7.6, 7.7, 7.9, 7.10, 7.11 or 7.12; or

        (c)     The Borrower, or any of the Borrower’s Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or

        (d)     Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished; or

        (e)     The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $20,000,000 or its equivalent in any other currency or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of at least $20,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

        (f)     The Borrower, or any of its Material Subsidiaries, shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or

        (g)     Any involuntary petition or case shall be filed or commenced against the Borrower, or any of its Material Subsidiaries, seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of forty-five (45) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

        (h)     Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $20,000,000 (or its equivalent in any other currency) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties, and (i) the same shall not be dismissed, stayed or discharged within forty-five (45) days or is not otherwise being appropriately contested in good faith and in a manner reasonably satisfactory to all of the Lenders, or (ii) the same shall not be dismissed, stayed or discharged within five (5) days prior to any proposed sale of assets of the Borrower or any such Subsidiary pursuant thereto, or (iii) any action shall be legally taken by a judgment creditor to levy upon assets of the Borrower or any such Subsidiary to enforce the same; or

        (i)     Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events then existing, there shall exist a reasonable likelihood of liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $5,000,000 with respect to the Borrower or any ERISA Affiliate; or

        (j)     Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Material Insurance Subsidiary; or

        (k)     Any one or more licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

        (l)     At any time, the Borrower shall cease to be a Wholly Owned Subsidiary of Group; or

        (m)     Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of Group representing 30% or more of the combined voting power of the then outstanding securities of Group ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of Group shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of Group as of the date hereof (or their replacements approved as herein required); or (iii) any Material Subsidiary shall cease to be a Wholly Owned Subsidiary of the Borrower.

        8.2 Remedies; Termination of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

        (a)     Declare the Commitments to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f), Section 8.1(g) or Section 8.1(j), the Commitments shall automatically be terminated);

        (b)     Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f), Section 8.1(g) or Section 8.1(j), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

(c)     Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

        8.3 Remedies; Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender or such Affiliate of a Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to each Lender and their Affiliates a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE IX........

THE ADMINISTRATIVE AGENT

        9.1 Appointment. Subject to Section 9.9, each Lender hereby irrevocably appoints and authorizes Wachovia to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

        9.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

        9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any Lender for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

        9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

        9.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        9.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 9.4 and 10.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; providedthat, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

        9.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

        9.8 The Administrative Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders,”“holders of Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

        9.9 Successor Agent. The Administrative Agent may resign at any time by giving ten (10) days’ prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Administrative Agent (provided that the Borrower’s consent shall not be required in the event an Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such ten-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

ARTICLE X.........

MISCELLANEOUS

        10.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and expenses of counsel to the Administrative Agent) in connection with the Administrative Agent’s due diligence investigation in connection with, and the preparation, negotiation, execution, delivery and syndication of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) to pay upon demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and each Lender (including, without limitation, reasonable and documented attorneys’ fees and expenses) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

        10.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Administrative Agent, the Arranger and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

        10.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (EXCLUDING NEW YORK GENERAL OBLIGATIONS LAW§5-1401). THE PARTIES HERETO HEREBY DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $250,000; AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON NEW YORK GENERAL OBLIGATIONS LAW § 5-1401. NOTWITHSTANDING THE FOREGOING CHOICE OF LAW, THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA OR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER OR THE BORROWER IS A PARTY. INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

        10.4 Waiver of Trial by Jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        10.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

        (a)     if to the Borrower, Everest Reinsurance Holdings, Inc., Westgate Corporate Center, 477 Martinville Road, P.O. Box 830, Liberty Corner, NJ 07938-0830, Attention: Frank N. Lo Papa, Telecopy No.: (908) 604-3412, Telephone No.: (908) 604-3160 (with a copy to Joseph A. Gervasi, Telecopy No.: (908) 604-3450, Telephone No.: (908) 604-3170);

        (b)     if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza Building, CP-23, 201 South College Street, Charlotte NC 28288-0680, Attention: Syndication Agency Services, Telecopy No.: (704) 383-0288; and

        (c)     if to any Lender, to it at the address set forth on Schedule 1.1(a) (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

        10.6 Amendments Waivers, Etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

        (a)     unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Administrative Agent for its own account), or (ii) extend the Maturity Date or any other scheduled date for the payment of any principal of any Loan, any interest on any Loan (other than additional interest payable under Section 2.7(b)), any fees (other than fees payable to the Administrative Agent for its own account) or any other Obligations; and

        (b)     unless agreed to by all of the Lenders, (i) increase or extend any Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase), (ii) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder (including as set forth in the definition of “Required Lenders”), or (iii) change any provision of Section 2.14 or this Section 10.6;

        and provided further that the Fee Letter may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

        10.7 Assignments, Participations.

        (a)     Each Lender may assign to one or more other Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, the Note or Notes held by it); provided, however, that (i) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender) shall not be made without the prior written consent of the Administrative Agent and the Borrower (to be evidenced by their counterexecution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld (provided that the Borrower’s consent shall not be required in the event an Event of Default shall have occurred and be continuing), (ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (iii) unless otherwise waived by the Borrower and the Administrative Agent, except in the case of an assignment to a Lender or an Affiliate of a Lender, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than $10,000,000, determined by combining the amount of the assigning Lender’s outstanding Loans and Unutilized Commitment being assigned pursuant to such assignment (or, if less, the entire Commitment and Loans of the assigning Lender); provided, however, the limitation on assignment in this clause (iii) shall be no less than the aggregate principal amount of $5,000,000 (determined as of the date of the Assignment and Acceptance with respect to such assignment) if an Event of Default shall have occurred and be continuing; and (iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five (5) Business Days after the execution thereof (unless the Administrative Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have (in addition to any rights and obligations theretofore held by it) the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Unless otherwise waived by the Borrower, each Assignee which was not previously a Lender hereunder and which is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall, within three Business Days of becoming a party hereto, deliver the forms required by Section 2.16(d).

        (b)     The Administrative Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

        (c)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Borrower, together with the Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments of the Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes and otherwise in substantially the form of Exhibit A. The Administrative Agent will return canceled Notes to the Borrower.

        (d)     Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (each, a “Participant”) participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it, and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations, (y) extend the Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (z) increase or extend any Commitment of any Lender), and (iii) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 2.15(a), 2.15(b), 2.16, 2.17 and 8.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made; provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

        (e)     Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

        (f)     Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.7, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.13.

        10.8 No Waiver. The rights and remedies of the Administrative Agent, the Arranger and each Lender expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent, the Arranger or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Administrative Agent, the Arranger or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent, the Arranger or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

        10.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement or any other Credit Document without the prior written consent of all of the Lenders and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 10.7.

        10.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 2.15(a), 2.15(b), 2.16, 2.17, 9.7, 10.1and 10.2, shall survive the payment in full of the Loans, the termination of the Commitments and any termination of this Agreement or any of the other Credit Documents.

        10.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

        10.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

        10.13 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to its affiliates, directors, employees and agents and to its auditors, counsel and other professional advisors (provided such persons are informed of the confidential nature of such nonpublic information and are instructed by the Lender to keep such nonpublic information confidential to the same extent required hereunder), (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or in any other litigation or proceeding in connection with the Credit Documents, (iv) to the Administrative Agent, the Arranger or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) pursuant to and in accordance with the provisions of Section 10.7(f). Notwithstanding anything to the contrary in this Section 10.13 or otherwise in the Credit Documents, the information subject to any confidentiality requirement shall not include, and the Administrative Agent, the Arranger and each Lender may disclose without limitation of any kind, any information with respect to the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinion or other tax analyses) that are provided to the Administrative Agent, the Arranger or such Lender relating to such tax treatment and tax structure, except that the foregoing shall not apply to the extent reasonably necessary to comply with securities laws and except that with respect to any document or similar item that contains information with respect to tax treatment or tax structure as well as other information, only such information that relates to the tax treatment or tax structure may be disclosed.

        10.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

        10.15 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications; provided that as to any disclosure of information not made publicly available by the Borrower, the Borrower shall have the right to consent to such disclosure(such consent not to be unreasonably withheld or delayed beyond one (1) business day of the request of the Administrative Agent).

        10.16 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

        10.17 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER FROM WACHOVIA TO THE BORROWER DATED SEPTEMBER 3, 2003, BUT SPECIFICALLY EXCLUDING THE FEE LETTER AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

EVEREST REINSURANCE HOLDINGS, INC
By: ________________________________
Name: ________________________________
Title: ________________________________

(signatures continued)

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By: ________________________________
Name: ________________________________
Title: ________________________________

(signatures continued)

RBC FINANCE B.V., as a Lender
By: ________________________________
Name: ________________________________
Title: ________________________________

(signatures continued)

DEUTSCHE BANK AG, New York Branch, as a Lender     By:   ________________________________   Name:   ________________________________   Title:   ________________________________      By:   ________________________________  : Name   ________________________________   Title:   ________________________________

(signatures continued)

CITICORP USA, INC., as a Lender
By: ________________________________
Name: ________________________________
Title: ________________________________

(signatures continued)

THE BANK OF NEW YORK, as a Lender
By: ________________________________
Name: ________________________________
Title: ________________________________

(signatures continued)

JPMORGAN CHASE BANK, as a Lender
By: ________________________________
Name: ________________________________
Title: ________________________________

Schedule 1.1(a)                                                              Commitments and                                                            Notice Addresses                  Lender Commitment

		Wachovia Bank, National Association	$ 32,500,000

RBC Finance B.V	$ 25,000,000

Deutsche Bank AG, New York Branch	$ 25,000,000

Citicorp USA, Inc.	$ 22,500,000

The Bank of New York	$ 22,500,000

JPMorgan Chase Bank	$ 22,500,000

Total	$150,000,000